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                                                         Exhibit 21.1

              LIST OF SUBSIDIARIES OF MISSION WEST PROPERTIES



MIT REALTY, INC.
     California corporation wholly owned by the Company.

MISSION WEST EXECUTIVE AIRCRAFT CENTER, INC.
     California corporation wholly owned by the Company.